Exhibit 10.16

ASSET PURCHASE AGREEMENT

between

NEUROMETRIX INC.

and

FUKUDA DENSHI CO., LTD.

dated as of

January 16, 2025

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January16, 2025, is entered into between NeuroMetrix Inc., a Delaware corporation (“Seller”) with its principal place of business at 4b Gill Street, Woburn, MA 01801 U.S.A., and Fukuda Denshi Co., Ltd., a Japanese corporation (“Buyer”) with its headquarters at 39-4 Hongo 3-chome, Bunkyo-ku, Tokyo, 113-8483 Japan.

RECITALS

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the Purchased Assets, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other material contractual obligation that creates an encumbrance on a Purchased Asset (“Encumbrance”), including without limitation, the Purchased IP (as defined in Section 3.05(b)). As used herein, “Purchased Assets” shall mean (i) the tangible and intangible assets owned by Seller solely related to conducting the business of manufacturing, supplying, and selling the products listed and described in Exhibit A attached hereto (the “Products”) in Japan (the “Business”) and (ii) any items delivered to Buyer in accordance with Sections 2.02, 2.03 and 2.04. For clarity, Purchased Assets shall not include any items purchased by Buyer or its Affiliates pursuant to separate purchase orders, including without limitation the items purchased pursuant to the order placed under Section 2.02(b)(iii).

Section 1.02 No Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.03 Purchase Price. The aggregate purchase price for the Purchased Assets (excluding the items purchased pursuant to the order placed under Section 2.02(b)(iii), the price for which shall be as set forth in such purchase order and any related terms and conditions of sale) shall be the sum of the amounts specified in clauses (a) through (c) below (the “Purchase Price”). The Buyer shall pay the Purchase Price to Seller as follows:

(a)	$400,000 shall be paid by Buyer to Seller on the Closing Date (as defined in Section 2.01 below) (the “Closing Payment”);
(b)	$551,538 shall be paid by Buyer to Seller on the Milestone 1 Payment Date (as defined in Section 2.03) (the “Milestone 1 Payment”); and
(c)	The amount obtained by deducting (i) the number of units of DPNCheck (2nd generation) manufactured with parts delivered from Seller to Buyer in accordance with Section 2.02(a)(vi) or Section 2.03(a) that Buyer reasonably determines through its inspection to have quality problems (which quality problems are reasonably confirmed by Seller), which determination may be based on a partial sampling methodology reasonably agreed to by both parties, multiplied by the manufacturing cost per unit of DPNCheck (2nd generation), which Buyer shall separately disclose to Seller, from (ii) $1,000,000, which amount shall be paid by Buyer to Seller on the Milestone 2 Payment Date (as defined in Section 2.04) (the “Milestone 2 Payment”).

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For clarity, Buyer’s sole recourse with respect to any such parts that are confirmed to have quality problems shall be to deduct the manufacturing cost thereof from the Milestone 2 Payment as set forth above, and Buyer shall not have any right to fail to deliver the remainder of the Milestone 2 Payment as a result of the existence of any such parts that are confirmed to have quality problems. If the parties are unable to agree as to whether any such parts have quality problems, the parties will follow the dispute resolution procedures set forth in Section 2.05, but Buyer will still pay the Milestone 2 Payment in a timely manner (including, for clarity, any amounts that remain in dispute).

Payments of the Purchase Price shall be in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided in writing by Seller.

Section 1.04 No Withholding. Buyer and Seller agree that neither party shall be entitled to deduct and withhold from the Purchase Price any taxes except to the extent required by applicable laws and regulations (in which case, the withholding party shall provide other party with at least ten (10) business days prior written notice of such withholding).

ARTICLE II

CLOSING; MILESTONE PAYMENTS

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”), remotely via the electronic exchange of signature pages.

Section 2.02 Closing Deliverables. At the Closing, the following documents shall be delivered and the following actions taken:

(a)	Seller shall deliver to Buyer:

	(i)	a Patent Assignment Agreement substantially in the form attached hereto as Exhibit D executed by Seller for filing in the Japan Patent Office;

	(ii)	an Intellectual Property License Agreement substantially in the form attached hereto as Exhibit E, pursuant to which Seller will grant to Buyer a non-exclusive, fully paid up license to use within Japan the Use Materials that do not constitute Purchased Assets, and electronic access to all of the Use Materials (whether or not constituting Purchased Assets);

	(iii)	a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

	(iv)	a termination agreement terminating the Distribution Agreement dated March 30, 2023 by and between Buyer and Seller executed by Seller, substantially in the form attached hereto as Exhibit F;

	(v)	letters of introduction and authorization to each of the Identified Suppliers, authorizing Buyer to work directly with the Identified Suppliers to purchase parts for the Products;

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	(vi)	parts reasonably sufficient to allow Buyer to manufacture two hundred (200) units of DPNCheck (2nd generation); and

	(vii)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

As used herein, “Use Materials” shall mean documents in form and substance reasonably satisfactory to Buyer to enable Buyer to use the Purchased IP (as defined in Section 3.05(b)), including without limitation, documents regarding information on (i) the design of the Products, (ii) the design of the PC application related to the Products, (iii) operational procedures for the inspection, manufacture, and repair of the Products, and (iv) clinical studies related to the Business; “Identified Suppliers” shall have the meaning set forth in a letter from Seller to Buyer dated January __, 2025 (the “Supplier Letter”), and “delivery” shall mean (1) for any item transmitted electronically, such item has been uploaded to a data room or other shared electronic file created by the parties and being used to exchange materials as part of this transaction, and (2) for any item to be provided physically, such item(s) have been packaged and made available for pickup at Seller’s dock by Buyer’s preferred freight carrier (all risk of loss shall pass to Buyer upon such pickup by the freight carrier).

(b)	Buyer shall deliver to Seller only upon the simultaneous delivery of the deliverables stipulated under Section 2.02(a):

	(i)	Copies of the agreements identified in Sections 2.02(a)(i), (ii) and (iv) executed by Buyer;

	(ii)	the Closing Payment; and

	(iii)	a non-cancelable purchase order for one hundred twenty (120) DPN Check #030 devices (first generation) ($1,000 per device) and two thousand one hundred (2,100) DB-25 biosensor cartons ($300 per carton), with a requested delivery date no later than March 31, 2025.

Section 2.03 Milestone 1 Deliverables. On or before the later of February 20, 2025 or the Milestone 1 Achievement Date (such date, the “Milestone 1 Payment Date”), Buyer shall deliver to Seller the Milestone 1 Payment; provided, however, that Buyer shall make the Milestone 1 Payment only if:

(a)	Seller delivers to Buyer partially assembled devices (per mutually agreed specifications) which include all parts reasonably sufficient to allow Buyer to manufacture two hundred (200) units of DPNCheck (2nd generation);

(b)	Seller delivers to Buyer four hundred (400) display modules, OLED touchscreens for DPNCheck (2nd generation) manufactured by ND (as defined in the Supplier Letter); and

(c)	Seller delivers to Buyer the inspection jigs for the Products described in Exhibit B (the “Jigs”).

The date on which each of the above milestones have been achieved shall be the “Milestone 1 Achievement Date.”

Section 2.04 Milestone 2 Deliverables. On or before the later of March 31, 2025 or the Milestone 2 Achievement Date (such date, the “Milestone 2 Payment Date”), Buyer shall deliver to Seller the Milestone 2 Payment; provided, however, that Buyer shall make the Milestone 2 Payment only if (i) each of the milestones stipulated in Sections 2.03(a) to (c) has been achieved and (ii) Seller has delivered all documents in Seller’s possession that the Buyer deems reasonably necessary to obtain the permits and approvals required to conduct the Business in Japan (including without limitation, permits and approvals under the Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices in Japan), which list of documents to be delivered shall be communicated to Seller in writing no later than March 1, 2025 (the date of the completion of such delivery, the “Milestone 2 Achievement Date”).

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Section 2.05 Completion of Milestones. With respect to all milestones set forth in Sections 2.03 and 2.04, the parties anticipate completion on or before January 31, 2025 or March 31, 2025, respectively; if Seller reasonably believes that any milestones will not be completed by the respective target date, Seller will promptly notify Buyer in writing and provide an updated estimate of completion. Seller shall notify Buyer in writing of the completion of each milestone set forth in Sections 2.03 and 2.04. If Buyer does not agree that any such milestone has been achieved, it will send a dispute notice in writing to Seller. Following receipt of such dispute notice by Seller, senior management representatives of each party shall meet to attempt in good faith to resolve the dispute. If such senior management representatives are unable to resolve such dispute within thirty (30) days following receipt of the dispute notice by Seller, either party may submit the dispute for litigation in accordance with Section 7.12.

Section 2.06 Overdue Payments.

(a)	If Seller fulfills its obligations under Section 2.03(a) but any portion of the Milestone 1 Payment is not paid within fifteen (15) days when due, such portion shall bear interest from the due date until the date of payment thereof at a per annum rate equal to five percentage points (5%) above the prime rate as published by the Wall Street Journal online as of the date the applicable payment was due, compounded annually (or the greatest rate allowed by applicable law, if lower).

(b)	If the conditions of Section 2.04 are fulfilled but any portion of the Milestone 2 Payment is not paid within fifteen (15) days when due, such portion shall bear interest from the due date until the date of payment thereof at a per annum rate equal to five percentage points (5%) above the prime rate as published by the Wall Street Journal online as of the date the applicable payment was due, compounded annually (or the greatest rate allowed by applicable law, if lower).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct in all material respects as of the date hereof.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

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Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets, in each case, with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the transactions contemplated hereby or the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby that has not already been obtained by or on behalf of Seller.

Section 3.03 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

Section 3.04 Condition of Assets. The Purchased Assets are in good condition and are adequate for the uses to which they are being put, and none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05 Intellectual Property.

(a)	“Intellectual Property” means any and all of the following in Japan: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b)	Seller owns or has adequate, valid and enforceable rights to use all the Intellectual Property listed in Exhibit C (the “Purchased IP”), free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed in Exhibit C, (i) all such Intellectual Property is valid, subsisting and in full force and effect; and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Intellectual Property, Exhibit C lists (A) the jurisdiction where the application or registration is located; (B) the application or registration number; and (C) the application or registration date.

(c)	To Seller’s best knowledge, Seller’s prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity, and Seller has not received written notice of any claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. To Seller’s best knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any Affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

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(d)	As used in this Agreement, “to Seller’s best knowledge” or any similar phrase shall mean what Thomas Higgins or Shai Gozani actually knows as of the Closing or would have known after reasonable inquiry.

Section 3.06 Compliance With Laws. Seller has complied, and is now complying, in all material respects with all applicable U.S. federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.07 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s best knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that would be reasonably likely to give rise to, or serve as a basis for, any such Action.

Section 3.08 Full Disclosure. No representation or warranty by Seller in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, nor any other information furnished to Buyer directly by Thomas Higgins or Shai Gozani, contains, to Seller’s best knowledge, any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.09 Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article III, Seller is not making any other representations or warranties, express or implied, with respect to any Product or the Purchased Assets. Seller hereby disclaims any other express or implied representations or warranties, including regarding any financial projections, suitability for clinical development or other forward-looking statements provided by or on behalf of Seller or its Affiliates, and Buyer acknowledges and agrees that, other than the representations set forth in this Article III, the Purchased Assets are being sold on an “as is” basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct in all material respects as of the date hereof.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Japan. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s best knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 No Notice of Infringement. Neither Buyer nor any of its Affiliates have received written notice (or to Buyer’s best knowledge, any other form of notice) of infringement of Seller’s Intellectual Property in Japan.

Section 4.05 Adequacy of Information. Buyer acknowledges and agrees that (a) it has been furnished with or given adequate access to all information regarding the Purchased Assets that it has desired or requested for review to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement; (b) it has carried out an appropriate due diligence investigation concerning the information given by Seller about the Purchased Assets and is taking full responsibility for making its own and independent investigation and evaluation of the Purchased Assets; (c) it is not relying on, and will not assert any claim against, Seller, its Affiliates or any of their respective employees, directors, agents, stockholders or representatives or hold Seller or any such persons liable for any inaccuracies, misstatements or omissions with respect to information furnished by Seller, its Affiliates or representatives, including any information in any information memorandum, “on-line” or physical data rooms or in any management presentations (except for the representations and warranties expressly contained in Article III); and (d) the Purchased Assets are sold “as is” and Buyer agrees to accept the Purchased Assets in the condition they are in on the delivery date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties whatsoever, whether at law or in equity, of any nature made or provided by or on behalf of or imputed to Seller, any of its subsidiaries or any other person, except for the representations and warranties expressly contained in Article III.

ARTICLE V

COVENANTS

Section 5.01 Public Announcements. Unless otherwise required by applicable law (including, without limitation, securities regulations), neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). If a party desires to make a press release regarding the transactions contemplated hereby, the other party will use commercially reasonable efforts to cooperate with the making of such press release. For the avoidance of doubt, the parties shall not be obliged to make a joint press release regarding the transactions contemplated hereby.

Section 5.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder (collectively, “Transfer Taxes”) shall be borne and paid as follows: (a) for any US Transfer Taxes, by Seller when due, and (b) for any Japanese Transfer Taxes, by Buyer when due. The party responsible for any such payment shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and the other party shall cooperate with respect thereto as necessary).

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Section 5.03 Non-Solicitation/Non-Competition.

(a)	Each party agrees that, for the period commencing on the Closing Date and expiring on the three (3) year anniversary of the Closing Date, such party shall not and shall cause its Affiliates not to directly or indirectly, (i) contact, approach, hire or solicit for the purpose of offering employment or any similar arrangement any employee of the other party, or (ii) assist any other person in hiring any employee of the other party; provided, however, that this Section 5.03(a) shall not prohibit general solicitations for employment through advertisements or other means not directly targeted at the employees of the other party.

(b)	Seller agrees that, for the period commencing on the Closing Date and expiring on the three (3) year anniversary of the Closing Date, Seller shall not and shall cause its Affiliates not to directly or indirectly, (i) own, operate, acquire or establish a business, or in any other manner engage alone or with others any activity, that is competitive with the Business in Japan (whether as an operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) or (ii) induce or attempt to induce any customer, supplier or other business relation of the Business in Japan to cease or refrain from doing business with Buyer with respect to the Business, or in any way interfere with the relationship between any such customer, supplier or other business relation and Buyer (including, without limitation, by making any negative or disparaging statements or communications regarding Buyer or the Business in Japan) with respect to the Business.

(c)	Buyer agrees, that for the period commencing on the Closing Date and expiring on the four (4) year anniversary of the Closing Date, Buyer shall not and shall cause its Affiliates not to directly or indirectly operate the Business (or a business substantially similar to the Business or otherwise competitive with the Products) in any jurisdiction other than Japan.

(d)	“Affiliate” means, with respect to a party, any other party that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party. For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise.

Section 5.04 Support Services. Seller shall cause one or more of its engineers and/or other personnel with the requisite qualifications to provide such services to provide Buyer commercially reasonable remote (i.e. via teleconference or videoconference) support (including, but not limited to, support relating to installing the Jigs and training Buyer’s employees in how to use the Jigs) as Buyer may reasonably request in writing regarding the Business until March 31, 2025. If Buyer requests in-person support services regarding the Business prior to March 31, 2025, Seller shall use commercially reasonable efforts to provide such services, provided that all travel, meals, accommodations, and other reasonable expenses incurred by Seller and/or its personnel in providing such in-person services shall be paid by Buyer.

Section 5.05 Cooperation for Permits and Approvals. Seller shall provide commercially reasonable cooperation until March 31, 2025 as reasonably requested by Buyer in writing to assist Buyer in obtaining the necessary permits and approvals for Buyer to conduct the Business in Japan, including without limitation, permits and approvals under the Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices in Japan. For clarity, the parties agree that Seller’s commercially reasonable cooperation shall not require Seller to pay any fees or other costs associated with Buyer obtaining such permits and approvals.

Section 5.06 Cooperation for Supply of Parts. Seller shall use commercially reasonably efforts to cooperate to enable Buyer to hold the necessary discussions with the Identified Suppliers regarding the supply of parts to Buyer.

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Section 5.07 Cooperation for Inspection.

(a)	Seller shall provide commercially reasonable cooperation to enable Buyer to conduct an inspection reasonably satisfactory to Buyer of the mutually agreed number of units of DPNCheck (2nd generation) made from the partially assembled devices specified in Section 2.03(a), including providing sufficient training to enable Buyer to fully utilize the Jigs, assisting with the assembly of the partially assembled devices into the units for the inspection and the disassembly of the units into the partially assembled devices after the inspection, and providing a suitable place for the inspection at Seller’s site, upon reasonable advance written notice and during regular business hours. Buyer shall bear all costs incurred by Buyer in relation to the inspection (including, without limitation, travel and accommodation expenses for persons designated by Buyer to conduct and/or observe any such inspection).

(b)	Seller shall cause one or more of its engineers and/or other personnel with the requisite qualifications to provide such services to travel to Buyer’s facilities to assist Buyer in conducting an inspection reasonably satisfactory to Buyer of the mutually agreed number of units of DPNCheck (2nd generation) made from the parts specified in Section 2.02(a)(vi) at a mutually agreeable time following receipt of the Jigs at Buyer’s facilities. Seller shall bear all costs incurred by Seller in relation to the inspection (including, without limitation, travel and accommodation costs of its personnel incurred in relation to such inspection).

Section 5.08 Further Assurances. Following the Closing through March 31, 2025, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further commercially reasonable actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. All representations and warranties contained herein and all related rights to indemnification shall survive the Closing and the consummation of the transactions contemplated hereby and remain in full force and effect through March 31, 2025, at which time they shall expire. The covenants and agreements of Seller and Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby in accordance with their terms or, if no time limit is stated therein, through March 31, 2025. If any claim for indemnification is asserted in writing pursuant to Section 6.04 prior to the expiration as provided for in this Section 6.01 of the applicable representation, warranty, agreement or covenant, then the applicable representation, warranty, agreement or covenant shall survive until, but only for the purpose of, the resolution of such indemnification claim.

Section 6.02 Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)	any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder.

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Section 6.03 Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)	any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)	any claim for personal injury or property damage arising out of the use of any Product which does not contain product components provided by Seller after the date of this Agreement; or

(c)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”) which notice contains (a) a description and the amount of any Damages (as defined below), (b) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor and (c) a demand for payment in the amount of such Damages. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate. The party controlling such defense shall keep the other party advised of the status of such Action and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not agree to any settlement of such Action that (x) does not include a complete release of the Indemnified Party from all liability with respect thereto, (y) includes any admission by, or finding adverse to, the Indemnified Party or (z) imposes any liability or obligation on the Indemnified Party, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). As used herein, “Damages” shall mean losses, damages, fines, fees, penalties, interest, awards and judgments of any kind, including reasonable attorneys’ and consultants’ fees and expenses and other reasonable legal costs and expenses incurred in prosecution, investigation, remediation, defense or settlement.

Section 6.05 Limitations.

(a)	Notwithstanding any else herein, except in the case of actual and intentional common law fraud, (i) Seller’s maximum aggregate liability pursuant to Section 6.02 shall not exceed fifty percent (50%) of the amount of any Purchase Price actually paid by Buyer and received by Seller, and (ii) an Indemnified Party shall not be permitted to recover any Damages until the aggregate amount of all such Damages exceeds an amount equal to $20,000, and then only to the extent of such excess.

(b)	The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by the amount of any insurance payment or other third-party recovery actually received by such Indemnified Party with respect to such indemnity claim minus the amount of any increase in insurance premiums and reasonable costs of collection directly attributable to such recovery (the “Recovery”). If an Indemnified Party receives any insurance payment or third-party payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) calendar days of receiving such insurance payment, an amount equal to the Recovery (up to the amount paid by the Indemnifying Party).

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(c)	In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VI that are (i) consequential damages or Damages for lost profits or diminution in value, or (ii) punitive, special, trebled or exemplary damages, in each case other than any amounts paid to an unaffiliated third party with respect to a third-party claim based on a final judgment.

(d)	Except with respect to claims related to actual and intentional common law fraud or for specific performance as provided in Section 7.13, from and after the Closing the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement. Without limitation of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated hereby.

Section 6.06 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Confidentiality. Neither party shall disclose or leak any information disclosed by the other party in connection with this Agreement (the “Confidential Information”) to a third party, and neither Party shall use such Confidential Information for any purpose other than this Agreement without the prior written consent of the other party; provided, however, that the Confidential Information shall not include information that:

(a)	was already in the public domain at the time of its disclosure by the other party;

(b)	was already in the possession of a party at the time of its disclosure by the other party;

(c)	is publicly disclosed after its disclosure by the other party, except when such information is disclosed in violation of this Agreement;

(d)	is lawfully obtained by a party on a non-confidential basis from a third party who obtained such information lawfully; or

(e)	is developed by a party without any use or reference to any Confidential Information disclosed by the other party.

Provided, however, that either party may disclose the Confidential Information:

(a)	with the prior written consent of the other party;

(b)	to the party’s directors, employees, lawyers, public accountants, tax accountants and other professional advisers who need to know the Confidential Information for the performance of this Agreement; or

(c)	as required (i) by laws or regulations, (ii) by judgment, decision or order from any court, or (iii) by regulation, order or request from any governmental authority, public body or regulatory body including financial instruments exchanges.

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In the event that either party discloses the Confidential Information to a third party in accordance with Items (a) and (b) above, the party shall impose the same confidentiality obligations as the obligations herein on such third party and any breach of such obligations by the third party shall be deemed as a breach of this Agreement by such party. In the event that either party discloses the Confidential Information in accordance with Item (c) above, the party shall promptly inform the other party of such disclosure, to the extent permitted by laws or regulations, prior to disclosing such Confidential Information. Each party shall, promptly upon receipt of the other party’s written request, either return or destroy (at the other party’s reasonable choice) all Confidential Information, including copies or reproductions thereof.

Section 7.02 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03:

If to Seller:

4-B Gill Street

Woburn, MA 01801

USA

E-mail: Shai_Gozani@neurometrix.com

Attention: Shai N. Gozani, M.D., Ph.D., Chief Executive Officer

With a copy (which shall not constitute notice) to:

Gennari Aronson, LLP

Attn: Neil H. Aronson, Esq.

250 First Ave., Suite 200

Needham, MA 02494

Email: naronson@galawpartners.com

Facsimile: 781-719-9850

If to Buyer:	2-35-8 Hongo, Bunkyo-ku Tokyo 113-8420 Japan Facsimile: +81-3-3812-2619 E-mail: yoshiomi.uba@fukuda.co.jp Attention: Yoshiomi Uba, Senior Manager, Vascular Diagnosis Department

Section 7.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 7.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits (other than an exception expressly set forth as such in the Exhibits), the statements in the body of this Agreement will control.

Section 7.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided that either party may, without the other party’s consent, assign any of its rights, interests and obligations under this Agreement, in whole or from time to time in part, to an Affiliate or to its successor in interest in connection with a merger, reorganization, sale of all or substantially all of such party’s assets or equity, dissolution, wind-down, receivership, liquidation, bankruptcy or similar proceeding. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.08 No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to any choice or conflict of law provision or rule.

Section 7.12 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in state and federal courts located in the State of Washington, USA, and each party irrevocably submits to the exclusive jurisdiction of such court in any such suit, action or proceeding, waives any objection to the laying of venue in such courts and agrees not to plead or claim in any such court that litigation brought therein has not been brought in an inconvenient forum or that there are indispensable parties to such litigation that are not subject to the jurisdiction of such courts.

Section 7.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FUKUDA DENSHI CO., LTD.
By
Name:
Title:

NEUROMETRIX INC.
By
Name:
Title:

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EXHIBIT A

PRODUCTS

Catalog Number	Description
NC-030-J	NC-stat DPNCheck Device (Japan)
DB-025-J	NC-stat DPNCheck 25 Patient Kit – 25 Biosensors and Accessories (Japan)
2202494	Patient preparation pads, 100 per box
2203489	Foam pad
2203492	Lithium Ion battery
2203564	USB cable

EXHIBIT B

INSPECTION JIGS

No.	Units	Necessary Quantity
1	Final Test System	2 (Factory:1,Maintenance:1)
2	Program Station	1 (Factory:1)
3	Firmware Development	1 (Development:1)
4	Circuit Test Station	1 (Factory:1)
5	Simulator	1 (Development:1)
Total		6

No.	Components for Final Test System	Necessary Quantity
1	INA cables x 10	1
2	5V power brick	1
3	12V power brick	1
4	Fixture	1
5	Test fixture cabling and internals	1
Total		5

No.	Components for Program Station	Necessary Quantity
1	Board Fixture Test Electronics	1
2	Cabling	1
3	3V power supply	1
Total		3

No.	Components for Firmware Development	Necessary Quantity
1	Custom cable	1
2	IAR Embedded Workbench for the MSP430 IDE version 8.10.3 or latest	1
3	Keil uVision IDE version 5.39 or latest	1
4	Elprotronic FET-Pro-430-LITE	1
Total		4

No.	Components for Circuit Test Station	Necessary Quantity
1	Labwindows/CVI Deployment License NI	1
2	Flash Pro 430 Elprotronics	1
3	RealTerm	1
4	Bed of nails test fixture Test Electronics Custom	1
5	Misc cabling and port supplies	1
Total		5

No.	Components for Simulator	Necessary Quantity
1	Housing and components	1
2	Attenuators	1
3	Bread board	1
4	Switch	1
5	Cabling	1
6	5v power supply	1
Total		6

EXHIBIT C

PURCHASED IP

Patent Right

Jurisdiction where the registration is located	Registration number	Registration date
Japan	6087819	February 10, 2017

EXHIBIT D

FORM OF PATENT ASSIGNMENT AGREEMENT

PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (this “Patent Assignment”), dated as of January 16, 2025, is made by NeuroMetrix Inc., a Delaware corporation (“Seller”) with its principal place of business at 4b Gill Street, Woburn, MA 01801 U.S.A., in favor of Fukuda Denshi Co., Ltd., a Japanese corporation (“Buyer”) with its headquarters at 39-4 Hongo 3-chome, Bunkyo-ku, Tokyo, 113-8483 Japan and the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement, dated as of January 16, 2025 (the “Asset Purchase Agreement”).

RECITALS

WHEREAS, under the terms of the Asset Purchase Agreement, Seller has conveyed, transferred, and assigned to Buyer, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this Patent Assignment;

NOW THEREFORE, the parties agree as follows:

1. Assignment. For good and valuable consideration, receipt of which is hereby expressly acknowledged, Seller hereby assigns and transfers unto Buyer, and to its successors, assigns, and legal representatives, all of Seller’s rights, title, and interest, in and throughout Japan (including its territories and dependencies) in and to and under the patent described in Schedule A attached hereto (the “Patent,” which term shall include hereinafter where the context so admits all divisional, continuing, reissue and other patent applications based thereon) and the inventions (which term shall include each and every such invention, or any part thereof) therein described, and any and all like rights of exclusion (including extensions thereof) which may be granted on or for said inventions or on said Patent in Japan.

2. Further Actions. Seller shall take such steps and actions, and provide such cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect the assignment of the Patent to Buyer, or any assignee or successor thereto.

3. Terms of the Asset Purchase Agreement. The parties hereto acknowledge and agree that this Patent Assignment is entered into pursuant to the Asset Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Seller and Buyer with respect to the Patent. The representations, warranties, covenants, agreements, and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

Executed this 16th day of January, 2025.

NeuroMetrix Inc.

Signature:

Name:
Title:

Fukuda Denshi Co., Ltd.

Signature:

Name:
Title:

SCHEDULE A

(FOR ATTACHMENT TO ASSIGNMENT)

Attorney’s Docket No.	Title	Filing Date Application No.	Issue Date Patent No.
NEURO-5053555758 PCT JAPAN	APPARATUS AND METHOD FOR THE AUTOMATED MEASUREMENT OF SURAL NERVE CONDUCTION VELOCITY AND AMPLITUDE	09/16/11 2013-529383	02/10/17 6087819

EXHIBIT E

FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is entered into on January16, 2025 (the “Effective Date”) by and between NeuroMetrix Inc., a Delaware corporation (“Seller”) with its principal place of business at 4b Gill Street, Woburn, MA 01801 U.S.A., and Fukuda Denshi Co., Ltd., a Japanese corporation (“Buyer”) with its headquarters at 39-4 Hongo 3-chome, Bunkyo-ku, Tokyo, 113-8483 Japan. Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of the date hereof (the “APA”), pursuant to which Buyer is purchasing from Seller certain Purchased Assets (as defined in the APA), which include certain Purchased IP (as defined in the APA) consisting of certain patent rights registered in Japan; and

WHEREAS, in accordance with Section 2.02(a)(ii) of the APA, the Parties have agreed that Seller will grant to Buyer a license to certain materials and know-how of Seller that are not Purchased Assets but may be required in connection with Buyer’s use of the Purchased IP, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1. Definitions. In addition to any terms defined elsewhere in this Agreement, as used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Section 1.

(a) “Business” means, as defined in the APA, the business of manufacturing, supplying, and selling the Products in Japan.

(b) “Confidential Information” means, with respect to the Licensed IP provided by Seller pursuant to the License hereunder, all confidential, proprietary or trade secret or information of Seller, whether of a technical, business or other nature, that is disclosed to Buyer under this Agreement whether prior to or after the Effective Date, whether in oral, written, graphic, or electronic form or other medium, and whether labelled or identified as confidential or otherwise of a nature that would reasonably be deemed to be confidential.

(c) “Force Majeure” means any cause(s) or condition(s) beyond the reasonable control of a Party, including acts of God, fire, storm, flood, drought, epidemic, pandemic, failure or default of public utilities or common carriers, accidents, earthquake, acts of the public enemy, war, civil commotion, terrorism, rebellion, insurrection, riot, invasion, labor disturbances, strike, lockout or failure of plant or machinery.

(d) “Licensed IP” means all Use Materials that do not constitute Purchased Assets under the APA.

(e) “Products” means, as defined in the APA, the products listed and described in Exhibit A of the APA.

(f) “Territory” means the nation of Japan.

(g) “Third Party” means any entity other than Buyer or Seller or an Affiliate of either of them.

(h) “Use Materials” means, as defined in the APA, documents in form and substance reasonably satisfactory to Buyer to enable Buyer to use the Purchased IP, including without limitation, documents regarding information on (i) the design of the Products, (ii) the design of the PC application related to the Products, (iii) operational procedures for the inspection, manufacture, and repair of the Products, and (iv) clinical studies related to the Business.

2. License Grant and Performance.

(a) Grant of Use License. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer a limited, non-exclusive, perpetual, royalty-free, fully-paid-up, non-transferable, non-assignable, non-sublicensable, right and license, to use, access and operate the Licensed IP, solely in connection with Buyer’s operation of the Business and solely for sale of products incorporating the Licensed IP within the Territory, and for no other purpose and in no territory or jurisdiction other than the Territory (the “License”); provided that Buyer may assign or sublicense its rights under the License to an Affiliate (as defined in the APA) upon prior written notice to Seller, so long as any such Affiliate agrees in writing to be bound by Buyer’s obligations under this Agreement and by the non-solicitation and non-competition provisions set forth in Section 5.03 of the APA; and provided, further, that any such assignment or sublicense shall not relieve Buyer of any of its obligations or any liability hereunder. For the avoidance of doubt, the License shall not include any rights to, and Buyer shall not be entitled to receive, access or use, any and all subsequent updates, upgrades, enhancements, new versions, variations, improvements and modifications developed, provided or made available by Seller with respect to the Licensed IP.

(b) Restrictions on Use. Except as permitted by the License, Buyer shall not, and shall not permit any of its personnel or any other party with access to the Licensed IP to:

(i) use the Licensed IP, or any component thereof or any information provided by or through Seller, for any purpose other than for purposes expressly permitted by this Agreement;

(ii) use the Licensed IP to access, store, distribute or transmit any materials that contain any harmful or disruptive component;

(iii) sell, lease, license, sub-license, assign, transfer, pledge, or share the rights pursuant to this Agreement with any Third Party;

(iv) use the Licensed IP for any purpose that is illegal, fraudulent, harmful or otherwise contrary to any law or regulation; or

(v) attempt to obtain, or assist Third Parties in obtaining, access to the Licensed IP, or Seller’s networks, servers and computer systems, other than as provided in this Agreement.

(c) Compliance with Laws. During the term of this Agreement, Buyer shall comply, and shall ensure that all of its personnel comply, with all applicable laws, statutes, rules, and regulations of any federal, national, state, county, city or other political subdivision, domestic or foreign, including applicable laws in the United States and the Territory, in connection with its performance hereunder.

(d) Acknowledgement. Buyer acknowledges and agrees that nothing herein, including the non-exclusive License granted to Buyer hereunder, shall preclude Seller from using, accessing, displaying, copying, distributing, selling, leasing, transferring or creating derivative works of any Licensed IP or authorizing others to do so, or from licensing the Licensed IP to any Third Party for any manner of use, whether in the Territory or elsewhere; provided, however, that nothing herein shall relieve Seller from or limit Seller`s obligations under Section 5.03(b) of the APA.

3. Intellectual Property.

(a) Ownership by Seller. Seller represents and warrants to Buyer that, to Seller’s best knowledge, all ownership and intellectual property rights to the Licensed IP are the sole and exclusive property of Seller or the Seller has adequate, valid and enforceable rights to grant the License to such Licensed IP. Except for the License granted pursuant to Section 2(a), nothing in this Agreement is intended to, nor shall it be interpreted to, grant or convey to Buyer any license, interest or rights, express or implied, in or to the Licensed IP, or to any of Seller’s intellectual property rights related thereto. Buyer acknowledges that, as between the Parties, all ownership and intellectual property rights to the Licensed IP including, without limitation, any derivations therefrom created by Seller or its assignees, are and shall remain the sole and exclusive property of Seller, and Seller shall retain all right, title and interest in and to the Licensed IP and all such intellectual property rights, and all enhancements, variations, improvements and modifications made thereto by Seller or its assignees. Buyer shall not appropriate the Licensed IP or challenge Seller’s ownership thereof or rights therein. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, in no event shall Buyer acquire any rights in or to the Licensed IP, except under the License granted pursuant to Section 2(a).

(b) Infringement and Enforcement. Seller represents and warrants to Buyer that, to Seller’s best knowledge, the Licensed IP has not infringed or is not infringing any Third Party’s right. Buyer will promptly notify Seller if it becomes aware that any Third Party has infringed or is infringing the Licensed IP. Seller shall have the right to control enforcement of its intellectual property, as its own expense, including the selection of its own counsel and the determination of the steps necessary to protect and defend the applicable underlying intellectual property from infringement. Buyer will reasonably cooperate with Seller in connection with any enforcement actions against alleged infringers.

(c) As used in this Agreement, “to Seller’s best knowledge” or any similar phrase shall mean what Thomas Higgins or Shai Gozani actually knows as of the date hereof or would have known after reasonably inquiry.

(d) For clarity, any representations and warranties made by Seller hereunder shall be expressly limited (including, without limitation, in time, scope and amount of damages, when combined with any damages incurred by Buyer under the APA) by the provisions of Section 6.05 of the APA, and Buyer shall not have any separate claims for breach of any representations and warranties beyond such limitations.

4. Term. This Agreement shall become effective on the Effective Date, and the rights granted to each Party under this Agreement shall be irrevocable and perpetual and shall not be terminable by either Party, and such rights shall continue in full force and effect notwithstanding any breach by the other party hereunder.

5. Confidentiality.

(a) Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, Buyer agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in (or as necessary to perform under the terms of) this Agreement any Confidential Information furnished to it by Seller pursuant to this Agreement except for that portion of such information or materials that Buyer can demonstrate by competent written proof:

(i) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Buyer in breach of this Agreement; or

(ii) was disclosed without an obligation of confidentiality to Buyer or its Affiliates by a Third Party who has a legal right to make such disclosure.

(b) Authorized Disclosure. Buyer may disclose Confidential Information belonging to Seller solely to the extent such disclosure is reasonably necessary in the following situations:

(i) disclosure required by a valid subpoena, order or regulation of a governmental agency or a court of competent jurisdiction having jurisdiction over Buyer;

(ii) disclosure to its Affiliates solely as necessary in connection with the performance of or as otherwise contemplated by this Agreement; and

(iii) disclosure to its and its Affiliate`s employees, agents, consultants and legal advisers only on a need-to-know basis and solely as necessary in connection with the performance of or as otherwise contemplated by this Agreement, provided that in each case the recipient of such Confidential Information must already be bound or agree to be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 5 prior to any such disclosure.

Notwithstanding the foregoing, in the event Buyer is required to make a disclosure of Seller’s Confidential Information pursuant to clause (i) of this Section 5(b), it will, except where impracticable or unlawful, give reasonable advance notice to Seller of such disclosure and use best efforts to secure confidential treatment of such information. In any event, Buyer agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6. Disclaimer of Warranties.

(a) EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS SECTION 6, THE LICENSE GRANTED HEREUNDER AND THE LICENSED IP, INCLUDING, WITHOUT LIMITATION, ALL DATA AND CONTENT INTEGRATED OR INCORPORATED THEREIN, AND ALL SERVICES PROVIDED HEREUNDER, ARE PROVIDED “AS IS,” “WHERE IS” AND “AS AVAILABLE” AND WITHOUT ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND. WITHOUT LIMITING THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND INFORMATIONAL CONTENT, AND ANY AND ALL WARRANTIES WITH RESPECT TO THE LICENSED IP AND ALL SERVICES PROVIDED BY SUCH PARTY, OR ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE.

(b) WITHOUT LIMITING SECTION 6(a), SELLER MAKES NO REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR RELIABILITY OF ANY INFORMATION, CONTENT OR SERVICE PROVIDED BY OR THROUGH IT. SELLER MAKES NO WARRANTY THAT THE LICENSED IP, OR ANY SERVICES PROVIDED HEREUNDER WILL MEET BUYER’S EXPECTATIONS, REQUIREMENTS OR NEEDS.

7. Indemnification.

(a) Indemnification by Buyer. Buyer shall defend, indemnify, and hold Seller and Seller’s Affiliates, officers, directors, employees, and agents (the “Seller Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (i) a material breach of any of Buyer’s representations, warranties or covenants under this Agreement; (ii) the willful misconduct of Buyer, its Affiliates, or the officers, directors, employees, or agents of Buyer or its Affiliates; or (iii) any failure by Buyer, its Affiliates, or the officers, directors, employees, or agents of Buyer or its Affiliates to comply with any of Buyer’s obligations hereunder. The foregoing indemnity obligation shall not apply to the extent that the Seller Indemnitees fail to comply with the indemnification procedures set forth in Section 7(b) and Buyer’s defense of the relevant Claims is prejudiced by such failure.

(b) Indemnification Procedures. In the event a Seller Indemnitee claims indemnity under this Section 7, it shall give written notice to Buyer promptly after learning of such Claim. Seller shall provide Buyer with reasonable assistance, at Buyer’s expense, in connection with the defense of the claim for which indemnity is being sought. Buyer shall have the right to assume and conduct the defense of the claim with counsel of its choice; provided Seller may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided further, that Buyer shall seek the prior written consent (such consent to not be unreasonably withheld, delayed or conditioned) of the applicable Seller Indemnitee as to any settlement which would require any payment by such Seller Indemnitee, would require an admission of legal wrongdoing in any way on the part of a Seller Indemnitee, or would effect an amendment of this Agreement. So long as Buyer is actively defending the claim in good faith, no Seller Indemnitee shall settle any such claim without the prior written consent of Buyer. If Buyer does not assume and conduct the defense of the claim as provided above, (i) the Seller Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner Seller Indemnitee may deem reasonably appropriate (and the Seller Indemnitee need not consult with, or obtain any consent from, Buyer in connection therewith), and (ii) Buyer will remain responsible to indemnify the Seller Indemnitee as provided in this Section 7.

8. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, ARISING FROM OR RELATING TO THIS AGREEMENT, FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF PROFITS, BUSINESS OR GOODWILL, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

9. Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement, including any and all attachments or exhibits hereto, along with the APA and all agreements and instruments delivered by the Parties in connection therewith, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. For the avoidance of doubt, the foregoing does not affect or otherwise impact any rights or obligations that survive the termination of that certain Distribution Agreement by and between Buyer and Seller dated as of March 30, 2023.

(b) Force Majeure. Seller shall not be liable for failure, delay or interruption of the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure. Such excuse shall be continued so long as the condition constituting Force Majeure continues and Seller takes reasonable efforts to remove the condition.

(c) Equitable Relief. Buyer acknowledges that a breach by Buyer of Sections 3 and 5 of this Agreement may cause Seller irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, Seller shall be entitled to seek equitable relief, and Buyer hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall be in addition to all other remedies available under this Agreement at law or in equity.

(d) Notices. Any notice required or permitted to be given under this Agreement shall be delivered in accordance with the provisions of Section 7.03 of the APA.

(e) No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Section and subsection in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section or subsection.

(f) Assignment. Except as set forth in and subject to the requirements of Section 2(a), neither Party may assign or transfer this Agreement or any rights or obligations hereunder, in whole or in part, without the prior written consent of the other; provided that Seller may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets and business by dissolution, merger, consolidation, transfer of assets or otherwise. Any assignment or attempted assignment by either Party in violation of the terms of this Section 9(f) shall be null, void and of no legal effect.

(g) Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(h) Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

(i) No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

(j) Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of Washington, USA, without giving effect to any choice of law principles that would require the application of the laws of a different state.

(k) Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in state and/or federal courts located in the State of Washington, USA, and each Party irrevocably submits to the exclusive jurisdiction of such court in any such suit, action or proceeding, waives any objection to the laying of venue in such courts and agrees not to plead or claim in any such court that litigation brought therein has not been brought in an inconvenient forum or that there are indispensable parties to such litigation that are not subject to the jurisdiction of such courts.

(l) Interpretation. In the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement. The language in this Agreement is to be construed in all cases according to its fair meaning. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein will be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (vi) all references herein to Sections or attachments will be construed to refer to Sections and attachments to this Agreement, (vii) the word “days” means calendar days unless otherwise specified, and (viii) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words.

(m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Buyer:

FUKUDA DENSHI CO., LTD.

By:
Name:
Title:

Seller:
NEUROMETRIX INC.

By:
Name:
Title:

EXHIBIT F

FORM OF TERMINATION AGREEMENT OF THE DISTRIBUTION AGREEMENT

TERMINATION OF DISTRIBUTION AGREEMENT

THIS TERMINATION OF DISTRIBUTION AGREEMENT (this “Termination Agreement”) is made as of January 16, 2025, by and between NeuroMetrix Inc., a Delaware corporation (“Seller”), and Fukuda Denshi Co., Ltd., a Japanese corporation (“Buyer” and together with Seller, each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into that certain Distribution Agreement dated as of March 30, 2023 (the “Distribution Agreement”);

WHEREAS, pursuant to Section 2.02(a)(iv) of that certain Asset Purchase Agreement between the Parties, dated as of the date hereof (the “Purchase Agreement”), the Parties shall execute and deliver a termination of the Distribution Agreement in connection with the consummation of the transactions contemplated by the Purchase Agreement;

WHEREAS, pursuant to Sections 24 and 26 of the Distribution Agreement, the Distribution Agreement may be terminated by a writing executed by each of the Parties; and

WHEREAS, the Parties desire to terminate the Distribution Agreement effective as of, but subject to, the consummation of the Closing (as defined in the Purchase Agreement).

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Termination of the Distribution Agreement. The Parties hereby terminate the Distribution Agreement (with the exception of any provisions which Section 25 of the Distribution Agreement specifically states would survive in the event of termination (such provisions, as modified by the terms of Section 2 below, the “Post-Closing Obligations”)), and, other than the Post-Closing Obligations, any obligations of the Parties thereunder shall be deemed satisfied and terminated and neither Party shall have any ongoing liabilities or obligations of any kind whatsoever relating to, arising under or pursuant to the Distribution Agreement. Such termination shall take effect as of, but subject to, the consummation of, the Closing under the Purchase Agreement. This Termination Agreement shall terminate and be of no force or effect in the event the Purchase Agreement is not executed and delivered by the Parties and the transactions contemplated thereby are not consummated.

2. Post-Termination.

(i)	Seller hereby agrees that it will not elect to repurchase from Buyer all Products (as defined in the Distribution Agreement) in Buyer’s possession pursuant to Section 24(c) of the Distribution Agreement, and the Parties acknowledge and agree that Buyer shall be entitled to supply the Products to customers indefinitely after the date hereof.

(ii)	For the avoidance of doubt, the Parties agree that Buyer shall not be obligated to return to Seller any customer lists or other information in accordance with Section 24(e) of the Distribution Agreement.

(iii)	For the avoidance of doubt, the purchase order placed by Seller at Closing pursuant to Section 2.02(b)(iii) (which includes 2,100 DB-25 biosensor cartons) shall satisfy Seller’s obligation to supply Biosensors (as defined in the Distribution Agreement) to Buyer following termination of the Distribution Agreement under Section 24(f) of the Distribution Agreement and Seller shall have no other obligation to supply Biosensors after the Closing.

(iv)	Buyer hereby waives all rights it may have under Sections 24(h), (i), (j) and (l) of the Distribution Agreement, including, without limitation, any right to notice, discussion, supply or services.

(v)	The Parties hereby expressly acknowledge and agree that, notwithstanding the terms of Section 24(k) of the Distribution Agreement, Buyer or its designee(s) shall indefinitely remain the Appointed Marketing Approval Holder (Sennin Seizo Hanbaigyosha) following termination of the Distribution Agreement hereunder.

3. [INTENTIONALLY DELETED]

4. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Termination Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

5. Counterparts. This Termination Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Miscellaneous. A facsimile, telecopy or other reproduction of this Termination Agreement may be executed by one or more Parties hereto, and an executed copy of this Termination Agreement may be delivered by one or more Parties hereto by facsimile or similar electronic transmission (including DocuSign) device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. This Termination Agreement may not be modified or amended or the rights of any Party hereunder waived unless such modification, amendment or waiver is effected by a written instrument expressly modifying, amending or waiving this Termination Agreement or the rights of a Party hereunder, which instrument is executed by all of the Parties hereto. If any term or other provision of this Termination Agreement is invalid, illegal or unenforceable, all other provisions of this Termination Agreement shall remain in full force and effect so long as the economic or legal substance of this Termination Agreement is not affected in any manner materially adverse to any Party.

7. Governing Law. This Termination Agreement shall be governed by the laws of the State of Washington.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Termination Agreement has been executed as of the date first set forth above.

Buyer:

FUKUDA DENSHI CO., LTD.

By:
Name:
Title:

Seller:
NEUROMETRIX INC.

By:
Name:
Title: